UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2008

VECTOR INTERSECT SECURITY ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52247 (Commission File Number)	20-3200738 (IRS Employer Identification No.)

65 Challenger Road, Ridgefield Park, NJ (Address of Principal Executive Offices)	07660 (Zip Code)

(201) 708-9801
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2008, Vector Intersect Security Acquisition Corp. (the “Company”), and its newly-formed, wholly-owned subsidiary Cyalume Acquisition Corp. (“Merger Sub”), entered into a stock purchase agreement (the “Purchase Agreement”) with Cyalume Technologies, Inc. (“Cyalume”) and GMS Acquisition Partners Holdings, LLC (“Seller”), which owns 100% of the issued and outstanding equity securities of Cyalume, pursuant to which Merger Sub will merge with and into Cyalume, resulting in Cyalume becoming a wholly-owned subsidiary of the Company. The total merger consideration is approximately $120,000,000, which consists of the repayment of certain debts in cash, the payment in cash of certain preferred obligations, the issuance of 1,882,058 shares of the Company’s common stock (valued at $7.97 per share), and in the event such amounts are not equal to $120,000,000, shares of the Company’s common stock valued at $7.97 per share so that the total consideration equals $120,000,000 (currently estimated to be an additional 4,970,000 shares). The purchase price will be adjusted based on net working capital on the closing date. If net working capital is above $9,000,000, then the Company must make a payment to the Seller, on a dollar for dollar basis, for the amount the net working capital that exceeds $9,000,000 in shares of the Company’s common stock (value at $7.97 per share). If the net working capital is below $7,000,000 then the Company will be entitled to receive for cancellation shares of the Company’s common stock paid as part of the transaction consideration that is in escrow (with each share valued at $7.97). On the closing date, 1,505,646 shares of the Company’s common stock to be issued as part of the merger consideration will be placed in an escrow account. The amount held in escrow will be available for any purchase price adjustment and/or indemnification obligation of Seller.

At the closing of the transaction, the Company and Seller’s members will enter into an investor rights agreement, which will allow (i) the majority holders of Cova Small Cap Holdings LLC to nominate (a) two persons for election to the Company’s Board of Directors post transaction for so long as Cova Small Cap owns 12.5% of the Company’s outstanding common stock, and (b) one person to the Company’s Board of Directors post transaction for so long as Cova Small Cap owns over 10% but less than 72.5% of the Company’s outstanding common stock, and (ii) the majority holders of Kline Hawkes Pacific Friends Fund, LLC and Kline Hawkes Pacific, L.P. to nominate one person for election to the Company’s Board of Directors post transaction for so long as Kline Hawkes Pacific Friends owns 10% of the Company’s outstanding common stock. The agreement will also provide for demand and piggy-back registration rights of the securities. Each member of Seller will also agree not to dispose of the securities to be held by such member as follows: (i) 20% of the common stock will not be disposed of until 120 days following the closing date: (ii) additional 20% of the common stock will not be disposed of until 150 days following the closing date; and (iii) the remaining 60% will not be disposed of until 180 days following the closing date.

Each of the signatories to the Purchase Agreement also made certain representations and warranties to the other parties of the Purchase Agreement.

The closing of the transaction is subject to certain conditions, including the approval of the transaction by the Company’s stockholders and fewer than 20% of the Company’s stockholders exercising their right to redeem their shares of common stock for cash. The Seller and its affiliates will be entitled to indemnification from the Company if certain events occur. In the event that the merger is not consummated by December 31, 2008, either party may terminate the merger agreement without liability to the other side. In addition, the Company will have to obtain financing to pay for a portion of the merger consideration.

SMH Capital Inc. provided finder services to the Company in connection with this transaction and will be entitled to a fee of $1,200,000 upon closing of the transaction.

For other information regarding the acquisition, see the press release attached hereto and incorporated herein by reference.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of the Company’s stockholders to be held to approve the merger.

The Company’s stockholders are advised to read, when available, the Company’s definitive proxy statement in connection with the Company’s solicitation of proxies for the special meeting because it will contain important information not contained in this Current Report on Form 8-K. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Vector Intersect Security Acquisition Corp., 65 Challenger Road, Ridgefield Park, NJ, Attn: Yaron Eitan. The proxy statement, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Stock Purchase Agreement, dated February 14, 2008, by and among Vector Intersect Security Acquisition Corporation, Cyalume Acquisition Corp., Cyalume Technologies, Inc. and GMS Acquisition Partners Holdings, LLC

99.1	Press Release dated February 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2008	VECTOR INTERSECT SECURITY ACQUISITION CORP.

	By:	/s/ Yaron Eitan
Yaron Eitan Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Stock Purchase Agreement, dated February 14, 2008, by and among Vector Intersect Security Acquisition Corporation, Cyalume Acquisition Corp., Cyalume Technologies, Inc. and GMS Acquisition Partners Holdings, LLC

99.1	Press Release dated February 14, 2008